Tactical Air Defense Services Acquires Use of Specialty Military Aircraft

Carson City, NV- May 3, 2011 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aerial refueling, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it has acquired the exclusive use of a specialty military aircraft  renowned for its capabilities in counter-insurgency and air-to-ground bombing.

Through a Services Agreement executed on May 2, 2011 with it’s pending merger partner, Tactical Air Support Services, Inc. (“Tac-Air”), TADF and Tac-Air have acquired the exclusive use of a specialty military aircraft that Tac-Air will operate through the Services Agreement with TADF.  TADF believes, but cannot guarantee that said aircraft shall be operating in support of a tactical aviation contracts within 60 days of possession of the aircraft, and shall generate revenues of between $2 million to $3 million per year for TADF and Tac-Air.

Tac-Air, www.tacticalairsupport.com, is a highly regarded aerospace/defense services contractor founded by a group of former U.S. Navy, Marine, and Air Force Weapon’s School Instructors. Tac-Air has been awarded and is currently servicing multiple aerospace/defense contracts with the U.S. Department of Defense.

Alexis C. Korybut, Chief Executive Officer of TADF, stated,  “We are very pleased to be partnering with Tac-Air on this ground-breaking project.  The use of this aircraft, the only one of its kind in the US and with apparent high demand and interest from the US Department of Defense, we believe will serve to not only generate revenues for our companies and increase our visibility and credibility within the tactical aviation sector, but will also serve to further join together TADF and Tac-Air as we continue to work towards closing the merger between our companies.

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Further information about TADF is available on our website: www.tads-usa.com.

Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:
Gerald N. Kieft
The WSR Group
(772) 219-7525
IR@theWSRgroup.com
www.theWSRgroup.com